NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces Sale of U.S., Canadian and Australian
Rights for MS-325 (formerly marketed as Vasovist®, gadofosveset trisodium, by Bayer Schering Pharma) to Lantheus Medical Imaging, Inc.
EPIX Remains Focused on Strategies to Continue to Strengthen Balance Sheet and Support
Future Growth
LEXINGTON, Mass. — April 7, 2009 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, today announced that it has sold the U.S. (including Puerto Rico), Canadian and Australian rights for MS-325 (formerly marketed as Vasovist, gadofosveset trisodium, by Bayer Schering Pharma) its novel blood pool magnetic resonance angiography (MRA) agent, to Lantheus Medical Imaging, Inc. for aggregate gross cash proceeds of $28 million. EPIX will continue to own European and other non-U.S. rights (other than in Canada and Australia) for the imaging agent enabling it to pursue further monetization of these rights. EPIX will pay $10.5 million of the cash proceeds from the transaction to Bayer Schering Pharma AG, Germany, to satisfy its obligations related to U.S., Canadian and Australian Vasovist development costs. EPIX and Bayer Schering Pharma had a collaboration and commercialization agreement for Vasovist that terminated as of February 28, 2009.
“With this transaction, we have made meaningful progress in our strategy to successfully monetize MS-325,” said Elkan Gamzu, Ph.D., president and chief executive officer of EPIX. “As we have stated previously, one component of our overall corporate strategy has been to utilize MS-325 as a vehicle to bring capital into the company and to strengthen our cash position. We intend to use the net proceeds of this transaction to pursue an exchange offer of all of our outstanding 3% Senior Convertible Notes, which we are announcing separately today. We believe that this transaction with Lantheus, when coupled with a successful restructuring of our outstanding debt, will position us well to strengthen our balance sheet and overall financial position. We continue to develop our other preclinical and clinical compounds that are a part of our core therapeutic focus and include PRX-03140 focused on Alzheimer’s disease, PRX-08066 for the treatment of pulmonary hypertension with chronic obstructive pulmonary disease, and our ongoing collaboration with Cystic Fibrosis Foundation Therapeutics, Inc.”
In December 2008, EPIX received U.S. Food and Drug Administration marketing approval for MS-325 under the trade name Vasovist to evaluate aortoiliac occlusive disease (AIOD) in adults with known or suspected peripheral vascular disease.
“MS-325 is a first-in-class blood specific MRA contrast agent and we are pleased that we have reached this agreement to acquire MS-325 from EPIX,” said Don Kiepert, president and chief executive officer of Lantheus Medical Imaging, Inc. “We believe the high-quality images resulting from MS-325 will allow physicians to fully utilize MRA as a meaningful diagnostic and therapeutic tool.”
About MS-325 (Vasovist)
MS-325 (formerly marketed in the European Union, Canada and Switzerland as Vasovist by Bayer Schering Pharma AG, Germany) is an injectable intravascular contrast agent designed to provide improved imaging of the vascular system through magnetic resonance angiography imaging (MRA). MS-325 under the trade name Vasovist has been approved for marketing in the United States and in 37 countries outside the United States, including all 27 member states of the European Union, Norway, Iceland, Switzerland, Canada, Turkey, Australia, Korea, Bosnia-Herzegovina, Serbia and Ukraine.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system (see www.trialforAD.com) and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
About Lantheus Medical Imaging, Inc.
Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic medicine for the past 50 years, is committed to advancing the field of diagnostic imaging. The company’s proven success in discovering, developing and marketing innovative medical imaging agents provides an unparalleled platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. The company is home to leading diagnostic imaging brands, including Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), DEFINITY® Vial For (Perflutren Lipid Microsphere) Injectable Suspension, and TechneLite® (Technetium Tc99m Generator) and has nearly 700 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning our ability to successfully further monetize Vasovist, the success of our debt restructuring efforts and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: failure to successfully restructure our outstanding debt; our ability to raise substantial additional capital to fund operations; our ability to meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion; our ability to meet or require our partners to meet obligations and achieve milestones under our license and other agreements; our failure to obtain the financial resources to further monetize Vasovist; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for our fiscal year ended December 31, 2008.
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